                            SHARE PURCHASE AGREEMENT

                  THIS SHARE PURCHASE AGREEMENT, dated as of February 12, 2002 (this "Agreement"), is entered into by ACCLAIM ENTERTAINMENT INC., a Delaware corporation (the "Company"), and those persons named on Schedule 1 hereto (together, the "Purchasers").

                              W I T N E S S E T H:

                  WHEREAS, the Company and the Purchasers are executing and delivering this Agreement in reliance upon the exemptions from registration provided by Regulation D ("Regulation D") promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), and/or Section 4(2) of the Securities Act;

                  WHEREAS, the Purchasers wish to purchase, and the Company wishes to issue and sell, for an aggregate purchase price of $_________ (the "Purchase Price"), upon the terms and conditions of this Agreement, a total of _________ shares (the "Shares") of the Company's common stock, par value $.02 per share (the "Common Stock"); and

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.       AGREEMENT TO PURCHASE; CLOSING

         (a) PURCHASE OF SHARES. Subject to the terms and conditions set forth herein, the Company hereby agrees to issue and sell to each of the Purchasers, and each Purchaser hereby agrees to purchase from the Company, such number of Shares at the Closing (as such term is defined in Section 1(b) hereof) as is listed opposite the name of such Purchaser on Schedule 1 hereto, at the Purchase Price, based on a purchase price per share of $___.

         (b) CLOSING. The closing (the "Closing") of the purchase and sale of the Shares will take place at the offices of Rosenman & Colin LLP, 575 Madison Avenue, New York, New York 10022 on or about February 13, 2002, or at such other place and time as mutually agreed by the Purchasers and the Company. The date of the Closing is referred to herein as a "Closing Date." At the Closing, the Company will deliver to the Purchasers the applicable Shares purchased as set forth in Schedule 1, against payment of the Purchase Price by wire transfer of immediately available funds payable to the Company. The Shares shall be registered in each Purchaser's name or the name of its nominee(s) in such denominations as the Purchasers shall request pursuant to instructions delivered to the Company not less than three business days prior to the Closing Date.

2. REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS; ACCESS TO INFORMATION; INDEPENDENT INVESTIGATION

                  Each of the Purchasers severally represents and warrants to the Company as follows:

         (a) Such Purchaser is: (i) experienced in making investments of the kind contemplated by this Agreement; (ii) able, by reason of the business and financial experience of its management, to protect its own interests in connection with the transactions contemplated by this Agreement; (iii) able to afford the entire loss of its investment in the Shares; (iv) an "accredited investor" as that term is defined in Rule 501(a) of Regulation D; and (v) except as otherwise indicated on Schedule 2(a), not a broker-dealer or an affiliate of a broker-dealer as such terms are defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         (b) Such Purchaser is acquiring the Shares for its own account for investment only and not with a present view towards the public sale or distribution thereof, except pursuant to sales registered under the Securities Act. The Purchaser has not been organized for the purpose of investing in securities of the Company, although such investment is consistent with its purposes.

         (c) All subsequent offers and sales of the Shares by such Purchaser shall be made pursuant to an effective registration statement under the Securities Act or pursuant to an applicable exemption from such registration.

         (d) Such Purchaser understands that the Shares are being offered and sold to it in reliance upon exemptions from the registration requirements of the United States federal securities laws, and that the Company is relying upon the truth and accuracy of such Purchaser's representations and warranties, and such Purchaser's compliance with its agreements, each as set forth herein, in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire the Shares.

         (e) Such Purchaser: (i) has been provided with information with respect to the business of the Company, including, without limitation, the Company's Quarterly Report on Form 10-Q for the quarterly period ended December 2, 2001 (the "Quarterly Report") and Annual Report on Form 10-K for the period ended August 31, 2001 (the "Annual Report"); and (ii) has had access to management of the Company and the opportunity to ask questions of the management of the Company.

         (f) Such Purchaser has the requisite corporate power and authority to enter into this Agreement and the registration rights agreement in the form attached hereto as Exhibit A (the "Registration Rights Agreement") between the Company and the Purchasers relating to the Registrable Securities (as defined therein). This Agreement and the Registration Rights Agreement are collectively referred to as the "Primary Documents."

         (g) This Agreement, the Registration Rights Agreement and the transactions contemplated hereby and thereby have been duly and validly authorized by the Purchaser and such agreements, when executed and delivered by each of the other parties thereto will each be a valid and binding agreement of such Purchaser, enforceable against such Purchaser in accordance with their respective terms, except to the extent that enforcement of such agreements may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and to general principles of equity.

3.       REPRESENTATIONS OF THE COMPANY

                  The Company represents and warrants to each of the Purchasers that:

         (a) ORGANIZATION. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware. Each of the Company's subsidiaries is a corporation duly organized and validly existing under the laws of its respective jurisdiction of incorporation. Each of the Company and its subsidiaries is duly qualified as a foreign corporation in all jurisdictions in which the failure to so qualify would have a Material Adverse Effect on the Company (as hereinafter defined). Schedule 3(a) lists all subsidiaries of the Company and, except as noted therein, all of the outstanding capital stock of all such subsidiaries is owned of record and beneficially by the Company. The Company and its subsidiaries have all requisite corporate power and authority, and hold all licenses, permits and other required authorizations from governmental authorities, necessary to conduct their business as it is now being conducted or proposed to be conducted and to own or lease their properties and assets as they are now owned or held under lease.

         (b) CAPITALIZATION. On the date hereof, the authorized capital of the Company consists of 200,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $.02 per share ("Preferred Stock"). As of January 11, 2002, 79,494,461 shares of Common Stock were issued and outstanding and no shares of Preferred Stock were issued or outstanding. Schedule 3(b) sets forth all of the options, warrants and convertible securities of the Company, and any other rights to acquire securities of the Company (collectively, the "Derivative Securities") which are outstanding on the date hereof, including in each case:
(i) the name and class of such Derivative Securities; and (ii) the number of shares of Common Stock into which such Derivative Securities are convertible as of the date hereof. All outstanding securities of the Company are validly issued, fully paid and nonassessable. No stockholder of the Company is entitled to any preemptive rights with respect to the purchase of or sale of any securities by the Company. Except as contemplated herein, none of the shares of capital stock of the Company is reserved for any purpose, and the Company is neither subject to any obligation (contingent or otherwise), nor has any option, to repurchase or otherwise acquire or retire any shares of its capital stock.

         (c) CONCERNING THE SHARES. The Shares are duly authorized and, when issued, will be duly and validly issued, fully paid and non-assessable, will be free and clear of any liens imposed by or through the Company, will not be subject to preemptive rights and will not subject the holder thereof to personal liability by reason of being such a holder. There are currently no preemptive rights of any stockholder of the Company to acquire the Shares.

         (d) REPORTING COMPANY STATUS. The Common Stock is registered under
Section 12 of the Exchange Act. The Company files reports with the Commission pursuant to Section 12 and/or 15(d) of the Exchange Act. To the knowledge of the Company, the Company has duly filed all materials and documents required to be filed pursuant to all reporting obligations under either Section 13(a) or 15(d) of the Exchange Act. The Common Stock is listed and traded on The Nasdaq SmallCap Stock Market ("Nasdaq") and the Company is not aware of any pending or contemplated action or proceeding of any kind to suspend the trading of the Common Stock.

         (e) LEGALITY. The Company has the requisite corporate power and authority to enter into each of the Primary Documents and to issue and deliver the Shares.

         (f) TRANSACTION AGREEMENTS. The Primary Documents and the transactions contemplated thereby have been duly and validly authorized by the Company; the Primary Documents have been duly executed and delivered by the Company and are each the legal, valid and binding agreement of the Company, enforceable in accordance with their respective terms, except to the extent that enforcement of each agreement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and to general principles of equity.

         (g) NON-CONTRAVENTION. The execution and delivery of the Primary Documents, and the consummation by the Company of the transactions contemplated thereby, does not (i) result in a violation of the Certificate of Incorporation or By-laws of the Company or its subsidiaries, or (ii) constitute a default under (or an event which with notice or lapse of time or both could become a default) or give to others any rights of termination, amendment or cancellation of, any material agreement, indenture or instrument to which the Company or any of its subsidiaries is a party, or result in a violation of any law, rule, regulation, order, judgment or decree (foreign or domestic and including federal and state securities laws and regulations) applicable to the Company or any of its subsidiaries or by which any material property or asset of the Company or any of its subsidiaries is bound or affected other than any of the foregoing which would not have a Material Adverse Effect (as hereinafter defined). Except as set forth in Schedule 3(g), neither the filing of the registration statement required to be filed by the Company pursuant to the Registration Rights Agreement nor the offering or sale of the Shares as contemplated by this Agreement gives rise to any rights, other than those which have been waived or satisfied on or prior to the date hereof, for or relating to the registration of any shares of the Common Stock.

         (h) APPROVALS. Except as set forth on Schedule 3(h), no authorization, approval or consent of any court, governmental body, regulatory agency, self-regulatory organization, stock exchange or market or the stockholders of the Company is required to be obtained by the Company for the entry into or the performance of the Primary Documents.

         (i) SEC DOCUMENTS, FINANCIAL STATEMENTS. Since September 1, 2001, the Company has filed all reports, schedules, forms and statements required to be filed by it with the Commission pursuant to the reporting requirements of the Exchange Act (the "SEC Documents"). As of their respective dates, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents were prepared in accordance with U.S. generally accepted accounting principles, consistently applied, during the periods involved (except
(i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries and results of their operations and cash flows for the periods covered thereby (subject, in the case of unaudited statements, to normal year-end audit adjustments).

         (j) UNDISCLOSED LIABILITIES. The Company has no material obligation or liability (whether accrued, absolute, contingent, unliquidated, or otherwise, whether due or to become due) arising out of transactions entered into at or prior to the Closing of this Agreement, or any action or inaction at or prior to the Closing of this Agreement, or any state of facts existing at or prior to the Closing of this Agreement, except (a) liabilities reflected on the latest balance sheet included in the SEC Documents (the "Company Balance Sheet"), (b) liabilities incurred in the ordinary course of business since the date of the Company Balance Sheet (none of which is a liability for breach of contract, breach of warranty, torts, infringements, claims or lawsuits) and (c) liabilities or obligations disclosed on Schedule 3(j) hereto.

         (k) ABSENCE OF CERTAIN CHANGES. Except as disclosed in the SEC Documents, since December 2, 2001, there has been no material adverse change nor any material adverse development in the business, properties, operations, financial condition, outstanding securities, employee relations, customer relations or results of operations of the Company or its subsidiaries, taken as a whole (each, a "Material Adverse Effect").

         (l) TITLE TO PROPERTIES; LIENS AND ENCUMBRANCES. The Company and its subsidiaries have good and marketable title to all of their material properties and assets, both real and personal, and have good title to all their leasehold interests, in each case subject only to (x) mortgages, pledges, liens, security interests, conditional sale agreements, encumbrances or charges created in the ordinary course of business and (y) the lien of the Company's lending institution.

         (m) PROPRIETARY RIGHTS. The Company and its subsidiaries have sufficient title and ownership of all trademarks, service marks, trade names, internet domain names, copyrights, trade secrets, information, proprietary rights and processes necessary for the conduct of their business as now conducted and as proposed to be conducted, and, to the knowledge of the Company, such business does not conflict with or constitute an infringement on the rights of others.

         (n) GOVERNMENTAL PERMITS. The Company and its subsidiaries have all governmental franchises, permits, licenses and any similar governmental authority necessary for the conduct of their business as now conducted, the lack of which could result in a Material Adverse Effect. The Company and its subsidiaries are not in default in any respect under any of such governmental franchises, permits, licenses or similar authority.

         (o) ABSENCE OF LITIGATION. Except as disclosed in the SEC Documents or on Schedule 3(o), there is no action, suit, proceeding, inquiry or investigation before or by any court, public board or body pending or, to the knowledge of the Company or any of its subsidiaries, threatened against or affecting the Company or any of its subsidiaries, in which an unfavorable decision, ruling or finding could have a Material Adverse Effect or adversely affect the transactions contemplated by the Primary Documents or the validity or enforceability of, or the authority or ability of the Company to perform its obligations under, the Primary Documents.

         (p) EMPLOYMENT MATTERS. The Company and its subsidiaries are in material compliance with all federal, state, local and foreign laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours. There are no pending investigations involving the Company or any of its subsidiaries by the U.S. Department of Labor or any other governmental agency responsible for the enforcement of such federal, state, local or foreign laws and regulations. There is no unfair labor practice charge or complaint against the Company or any of its subsidiaries pending before the National Labor Relations Board or any strike, picketing, boycott, dispute, slowdown or stoppage pending or threatened against or involving the Company or any of its subsidiaries. No representation question exists respecting the employees of the Company or any of its subsidiaries and no collective bargaining agreement or modification thereof is currently being negotiated by the Company or any of its subsidiaries. No grievance or arbitration proceeding is pending under any expired or existing collective bargaining agreements of the Company or any of its subsidiaries. No material labor dispute with the employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is imminent.

         (q) ERISA MATTERS. Neither the Company nor any ERISA Affiliate of the Company (as defined below) maintains, administers, contributes to or is obligated to contribute to any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), including, without limitation, any multiemployer plan as defined in
Section 3(37) of ERISA; employee welfare benefit plan (as defined in Section 3(1) of ERISA); or bonus, deferred compensation, stock purchase, stock option, severance plan, salary continuation, vacation, sick leave, fringe benefit, incentive, insurance, welfare or similar arrangement with respect to any employees of the Company or any of its subsidiaries. For these purposes, "ERISA Affiliate" means all members of a controlled group of corporations and all trades and businesses (whether or not incorporated) under common control and all other entities which, together with the Company, are treated as a single employer under any or all of section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code") on either the date of this Agreement or the Closing Date.

         (r) INSURANCE. The Company and its subsidiaries maintain property and casualty, general liability, personal injury and other similar types of insurance that are reasonably adequate, consistent with industry standards and their historical claims experience. The Company and its subsidiaries have not received notice from, and have no knowledge of any threat by, any insurer (that has issued any insurance policy to the Company or its subsidiaries) that such insurer intends to deny coverage under or cancel, discontinue or not renew any insurance policy covering the Company or any of its subsidiaries presently in force.

         (s) TAXES. All applicable U.S. federal, state and local income and franchise tax returns ("Tax Returns") required to be filed by the Company and each of its subsidiaries have been prepared and filed in compliance with all applicable laws and were true, correct and complete in all material respects when filed, or if not yet filed have been granted extensions of the filing dates which extensions have not expired, and all taxes, assessments, fees and other governmental charges upon the Company, its subsidiaries, or upon any of their respective properties, income or franchises, required to be paid by the Company or its subsidiaries to be due and payable have been paid, or adequate reserves therefor have been set up if any of such taxes are being contested in good faith; or if any of such Tax Returns have not been filed or if any such taxes have not been paid or so reserved for, the failure to so file or to pay would not in the aggregate have a Material Adverse Effect. All amounts required to be withheld by the Company or any of its subsidiaries from employees for income, social security and other payroll taxes have been collected and withheld and have either been paid to the appropriate agency, set aside in accounts for such purpose or accrued and reserved upon the books and records of the Company or the appropriate subsidiary. Except as set forth on Schedule 3(s), there were no tax liens on any of the Company's or its subsidiaries' assets that arose in connection with the failure, or alleged failure, to pay any taxes except for liens for taxes not yet due and payable. No taxing authority is asserting or threatening to assert against the Company or any of its subsidiaries any deficiency or claim for additional taxes and no Tax Return of Company or any of its subsidiaries is currently under audit by any tax authority. The provision for taxes on the Company Balance Sheet adequately reflects all tax liabilities in accordance with U.S. generally accepted accounting principles.

         (t) COMPLIANCE WITH LAW. To the best of their knowledge, the Company and its subsidiaries have complied in all material respects with all applicable statutes and regulations of the United States and of all states, municipalities and applicable agencies and foreign jurisdictions or bodies in respect of the conduct of its business and operations, and the failure, if any, by the Company or its subsidiaries to have fully complied with any such statute or regulation has not and will not result in a Material Adverse Effect.

         (u) INVESTMENT COMPANY ACT. The Company and its subsidiaries are not conducting, and will not conduct, their business in a manner which would cause any of them to become an "investment company," as defined in Section 3(a) of the Investment Company Act of 1940, as amended.

         (v) BROKERAGE FEES. Except as set forth on Schedule 3(v), the Company and its subsidiaries have not incurred any liability for any consulting fees or agent's commissions in connection with the offer and sale of the Shares and the transactions contemplated by this Agreement.

         (w) PRIVATE OFFERING. Subject to the accuracy of the Purchasers' representations and warranties set forth in Section 2 hereof, the offer, sale and issuance of the Shares, as contemplated by this Agreement, are exempt from the registration requirements of the Securities Act. Prior to the effectiveness of the registration statement contemplated by the Registration Rights Agreement, the Company agrees that neither the Company nor anyone acting on its behalf will offer any of the Shares, or any similar securities, for issuance or sale, or solicit any offer to acquire any of the same from anyone so as to render the issuance and sale of such securities subject to the registration requirements of the Securities Act. The Company has not offered or sold the Shares by any form of general solicitation or general advertising, as such terms are used in Rule 502(c) under the Securities Act.

         (x) FULL DISCLOSURE. Neither the Primary Documents nor any of the schedules, exhibits, written statements, documents or certificates prepared or supplied by the Company with respect to the transactions contemplated hereby contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which made. Except as disclosed in the SEC Documents and except for matters affecting the industry of the Company as a whole, there exists no fact or circumstance which, to the knowledge of the Company upon due inquiry, could reasonably be anticipated to have a Material Adverse Effect or could adversely affect the ability of the Company to perform its obligations set forth in the Primary Documents.

         (y) S-3 ELIGIBILITY. The Company is eligible to register the resale of the Shares by the Purchasers under Form S-3 promulgated under the Securities Act.

4.       CERTAIN COVENANTS AND ACKNOWLEDGMENTS

         (a) TRANSFER RESTRICTIONS. Each of the Purchasers acknowledges that, except as provided in the Registration Rights Agreement, (i) none of the Shares have been, or are being, registered under the Securities Act, and such securities may not be transferred unless (A) subsequently registered thereunder or (B) they are transferred pursuant to an exemption from such registration; and
(ii) any sale of the Shares made in reliance upon Rule 144 under the Securities Act may be made only in accordance with the terms of said Rule. The provisions of Section 4(a) and 4(b) hereof, together with the rights and obligations of the Purchasers under the Primary Documents, shall be binding upon any subsequent transferees of the Shares.

         (b) RESTRICTIVE LEGEND. Each of the Purchasers acknowledges and agrees that, until such time as the Shares shall have been registered under the Securities Act or such Purchaser demonstrates to the reasonable satisfaction of the Company that such registration shall no longer be required, such Shares shall bear a restrictive legend in substantially the following form:

           THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL OR OTHER EVIDENCE REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION SHALL NO LONGER BE REQUIRED.

         (c) FILINGS. The Company undertakes and agrees that it will make all required filings in connection with the sale of the Shares to the Purchasers as required by United States laws and regulations, or by any domestic securities exchange or trading market, and if applicable, the filing of a notice on Form D (at such time and in such manner as required by the Rules and Regulations of the Commission), and to provide copies thereof to the Purchasers promptly after such filing or filings.

         (d) NASDAQ LISTING. The Company shall use its best efforts to promptly secure the listing of the Shares upon each national securities exchange or automated quotation system, if any, upon which the Common Stock is then listed. The Company further agrees and covenants that it will not seek to have the trading of its Common Stock on Nasdaq suspended or terminated, will use its best efforts to maintain its eligibility for trading on Nasdaq and, if such trading of its Common Stock is suspended or terminated, will use its best efforts to requalify its Common Stock or otherwise cause such trading to resume.

         (e) REPORTING STATUS. The Company shall timely file all reports required to be filed with the Commission pursuant to Section 13 or 15(d) of the Exchange Act and shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would permit such termination.

         (f) STATE SECURITIES FILINGS. The Company shall from time to time promptly take such action as either the Purchasers or any of their representatives, if applicable, may request to qualify the Shares for offering and sale under the securities laws (other than United States federal securities laws) of the jurisdictions in the United States as shall be so identified to the Company, and to comply with such laws so as to permit the continuance of sales therein, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this subsection (f) be obligated to be so qualified, or to subject itself to taxation in any such jurisdiction, or to consent to general service of process in any such jurisdiction.

         (g) USE OF PROCEEDS. The Company will use the net proceeds from the sale of the Shares for the Company's working capital, the acquisition of products and product licensing, possible strategic acquisitions and may use a portion of the proceeds to retire a portion of the Company's 10% Convertible Notes due March 2002 and other liabilities.

         (h) REGISTRATION RIGHTS. The Company acknowledges that in order to induce the Purchasers to enter into this Agreement, it has provided them with certain registration rights under the Securities Act as set forth in the Registration Rights Agreement. In this regard, the Company has agreed that if the Registration Statement (as defined in the Registration Rights Agreement) is not declared effective by the Effectiveness Date (as defined in the Registration Rights Agreement), the Company shall pay to each Purchaser an amount equal to one percent (1%) of the purchase price paid for the Shares purchased by such Purchaser. Thereafter, for every 30 days that pass without the Registration Statement being declared effective after the Effectiveness Date, the Company shall pay to such Purchaser an additional amount equal to one percent (1%) of the purchase price paid for the Shares purchased by such Purchaser.

5.       TRANSFER AGENT INSTRUCTIONS

                The Company warrants that no instruction, other than the instructions referred to in this Section 5, prior to the registration and sale under the Securities Act of the Common Stock will be given by the Company to its transfer agent in respect of the Shares and that the Shares shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement, the Registration Rights Agreement and applicable law. Nothing in this Section shall affect in any way the Purchasers' obligations and agreement to comply with all applicable securities laws upon resale of the Shares. If a Purchaser provides the Company with an opinion of counsel reasonably satisfactory to the Company that registration of a resale by the Purchaser of any of the Shares in accordance with Section 4(a) of this Agreement is not required under the Securities Act, the Company shall permit the transfer of the Shares and promptly instruct the Company's transfer agent to issue one or more certificates for Common Stock without legend in such names and in such denominations as specified by the Purchaser.

6.       CONDITIONS TO THE COMPANY'S OBLIGATION
         TO ISSUE THE SHARES

                  Each Purchaser understands that the Company's obligation to issue the Shares on the Closing Date to the Purchasers pursuant to this Agreement is conditioned upon the satisfaction or waiver by the Company of each of the following conditions:

         (a) The accuracy on the Closing Date of the representations and warranties of the Purchasers contained in this Agreement as if made on the Closing Date and the performance by the Purchasers on or before the Closing Date of all covenants and agreements of the Purchasers required to be performed on or before the Closing Date.

         (b) The absence or inapplicability of any and all laws, rules or regulations prohibiting or restricting the transactions contemplated hereby, or requiring any consent or approval which shall not have been obtained.

         (c) The Purchasers shall have executed this Agreement and the Registration Rights Agreement and delivered the same to the Company.

         (d) The Purchasers shall have delivered the full Purchase Price in accordance with Section 1(a) above.

7.       CONDITIONS TO THE PURCHASERS' OBLIGATION TO
         PURCHASE THE SHARES

                  The Company understands that the Purchasers' obligation to purchase the Shares on the Closing Date is conditioned upon the satisfaction or waiver by the Purchasers of each of the following conditions:

         (a) The accuracy on the Closing Date of the representations and warranties of the Company contained in this Agreement as if made on the Closing Date, and the performance by the Company on or before the Closing Date of all covenants and agreements of the Company required to be performed on or before the Closing Date.

         (b) The Company shall have executed this Agreement and the Registration Rights Agreement and delivered same to the Purchasers.

         (c) On the Closing Date, the Purchasers shall have received an opinion of counsel for the Company, dated the Closing Date, in the form attached as Exhibit B hereto.

         (d) On the Closing Date, the Purchasers shall have received a certificate executed by the President or the Chief Executive Officer of the Company and by the Chief Financial Officer of the Company, stating that all of the representations and warranties of the Company set forth in the Primary Documents are accurate as of the Closing Date and that the Company has performed all of its covenants and agreements required to be performed under the Primary Documents on or before the Closing Date.

         (e) The Purchasers shall have received an incumbency certificate, dated the Closing Date, for the officers of the Company executing this Agreement, and any other documents or instruments delivered in connection with this Agreement at the Closing.

         (f) The Purchasers shall have received a certificate of the Secretary or Assistant Secretary of the Company, dated the Closing Date, as to the continued and valid existence of the Company, certifying the attached copy of the By-laws of the Company, the authorization of the execution, delivery and performance of the Primary Documents, and the resolutions adopted by the Board of Directors of the Company authorizing the actions to be taken by the Company contemplated by the Primary Documents.

         (g) The Purchasers shall have received a certified copy of the Certificate of Incorporation of the Company as filed with the Secretary of State of the State of Delaware and any amendments thereto through the Closing Date.

         (h) The Purchasers shall have received from the Company such other certificates and documents as they or their representatives, if applicable, shall reasonably request, and all proceedings taken by the Company in connection with the Primary Documents contemplated by this Agreement and the other Primary Documents and all documents and papers relating to such Primary Documents shall be satisfactory to the Purchasers.

         (i) No injunction, order, investigation, claim, action or proceeding before any court or governmental body shall be pending or threatened wherein an unfavorable judgment, decree or order would restrain, impair or prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause any such transaction to be rescinded.

         (j) The Company shall have obtained in writing or made all consents, waivers, approvals, orders, permits, licenses and authorizations of, any registrations, declarations, notices to and filings and applications with, any governmental authority or any other person or entity (including, without limitation, securityholders and creditors of the Company) required to be obtained or made in order to enable the Company to observe and comply with all its obligations under this Agreement and to consummate the transactions contemplated hereby.

8.       INDEMNIFICATION

         (a)      Indemnification of Purchasers by the Company.

                  The Company hereby agrees to indemnify and hold harmless each of the Purchasers, their affiliates and their respective officers, managers, members, directors, partners, shareholders, employees and members (collectively, the "Buyer Indemnitees"), from and against any and all losses, claims, damages, judgments, penalties, liabilities and deficiencies (collectively, "Losses"), and agrees to reimburse the Buyer Indemnitees for all out-of-pocket expenses (including the fees and expenses of legal counsel), in each case promptly as incurred by the Buyer Indemnitees and to the extent arising out of or in connection with:

                  (i) any misrepresentation, omission of fact or breach of any of the Company's representations, warranties or covenants contained in this Agreement, the annexes, schedules or exhibits hereto or any instrument, agreement or certificate entered into or delivered by the Company pursuant to this Agreement; or

                  (ii) any failure by the Company to perform any of its covenants, agreements, undertakings or obligations set forth in this Agreement, the annexes, schedules or exhibits hereto or any instrument, agreement or certificate entered into or delivered by the Company pursuant to this Agreement.

         (c)      Indemnification of the Company by Purchasers.

                  Each of the Purchasers hereby severally agrees to indemnify and hold harmless the Company, its affiliates and their respective officers, directors, partners and members (collectively, the "Company Indemnitees"), from and against any and all Losses, and agrees to reimburse the Company Indemnitees for all out-of-pocket expenses (including the fees and expenses of legal counsel), to the extent arising out of or in connection with any breach of any of such Purchaser's representations, warranties or covenants contained in this Agreement, the annexes, schedules or exhibits hereto or any instrument, agreement or certificate entered into or delivered by such Purchaser pursuant to this Agreement; provided, however, that the total amount payable in respect thereto by each Purchaser under this Section 8(b) shall not exceed the purchase price paid by such Purchaser.

         (d)      Third Party Claims.

                  Promptly after receipt by either party hereto seeking indemnification pursuant to this Section 8 (an "Indemnified Party") of written notice of any investigation, claim, proceeding or other action in respect of which indemnification is being sought (each, a "Claim"), the Indemnified Party promptly shall notify the party against whom indemnification pursuant to this
Section 8 is being sought (the "Indemnifying Party") of the commencement thereof; but the omission to so notify the Indemnifying Party shall not relieve it from any liability that it otherwise may have to the Indemnified Party, except to the extent that the Indemnifying Party is materially prejudiced and forfeits substantive rights and defenses by reason of such failure. In connection with any Claim as to which both the Indemnifying Party and the Indemnified Party are parties, the Indemnifying Party shall be entitled to assume the defense thereof. Notwithstanding the assumption of the defense of any Claim by the Indemnifying Party, the Indemnified Party shall have the right to employ separate legal counsel and to participate in the defense of such Claim, and the Indemnifying Party shall bear the reasonable fees, out-of-pocket costs and expenses of such separate legal counsel to the Indemnified Party if (and only if): (x) the Indemnifying Party shall have agreed to pay such fees, out-of-pocket costs and expenses, (y) the Indemnified Party and the Indemnifying Party reasonably shall have concluded that representation of the Indemnified Party by the Indemnifying Party by the same legal counsel would not be appropriate due to actual or, as reasonably determined by legal counsel to the Indemnified Party, potentially differing interests between such parties in the conduct of the defense of such Claim, or if there may be legal defenses available to the Indemnified Party that are in addition to or disparate from those available to the Indemnifying Party, or (z) the Indemnifying Party shall have failed to employ legal counsel reasonably satisfactory to the Indemnified Party within a reasonable period of time after notice of the commencement of such Claim. If the Indemnified Party employs separate legal counsel in circumstances other than as described in clauses (x), (y) or (z) above, the fees, costs and expenses of such legal counsel shall be borne exclusively by the Indemnified Party. Except as provided above, the Indemnifying

Party shall not, in connection with any Claim in the same jurisdiction, be liable for the fees and expenses of more than one firm of legal counsel for the Indemnified Party (together with appropriate local counsel). The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not unreasonably be withheld) settle or compromise any Claim or consent to the entry of any judgment that does not include an unconditional release of the Indemnified Party from all liabilities with respect to such Claim or judgment.

9.       EXPENSES

                  The Company covenants and agrees with the Purchasers that the Company shall pay or cause to be paid the following: (i) all expenses in connection with registration or qualification of the Shares for offering and sale under federal securities laws, and state securities laws as provided in
Section 4(f) hereof; and (ii) all other costs and expenses incident to the performance of its obligations hereunder which are not otherwise specifically provided for in this Section, including the fees and disbursements of the Company's counsel, accountants and other professional advisors, if any.

10.      SURVIVAL

                  The agreements, covenants, representations and warranties of the Company and the Purchasers, including indemnification obligations under
Section 8, shall survive the execution and delivery of this Agreement and the delivery of the Shares hereunder until the Company has satisfied in full its obligations under the terms of the Registration Rights Agreement.

11.      MISCELLANEOUS

         (a) GOVERNING LAW; JURISDICTION. This Agreement shall be governed by and interpreted in accordance with the internal laws of the State of New York. Each of the parties submits to the jurisdiction of the federal courts whose districts encompass any part of the City of New York or the state courts of the State of New York sitting in the City of New York in connection with any dispute arising under this Agreement or any of the transactions contemplated hereby, and hereby waives, to the maximum extent permitted by law, any objection, including any objections based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions.

         (b) COUNTERPARTS. This Agreement may be signed in two or more counterparts, each of which shall be deemed an original.

         (c) HEADINGS. The headings of this Agreement are for convenience of reference only and shall not form part of, or affect the interpretation of, this Agreement.

         (d) INTERPRETATION. The Primary Documents have been entered into freely by each of the parties, following consultation with their respective counsel, and shall be interpreted fairly in accordance with its respective terms, without any construction in favor of or against either party.

         (e) SEVERABILITY. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or unenforceability of this Agreement in any other jurisdiction.

         (f) SUCCESSORS. This Agreement shall inure to the benefit of, and be binding upon the successors and assigns of each of the parties hereto.

         (g) AMENDMENTS. This Agreement may be amended only by an instrument in writing signed by the party to be charged with enforcement.

         (h) MERGER. This Agreement, together with the other Primary Documents, supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof.

         (i) EQUITABLE RELIEF. The Company and the Purchasers each recognize that in the event that any party fails to perform, observe, or discharge any or all of its obligations under this Agreement or the other Primary Documents, any remedy at law may prove to be inadequate relief to the aggrieved party. The Company and the Purchasers therefore agree that an aggrieved party under this Agreement or the other Primary Documents, if such party so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

         (j) NOTICES. Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be effective upon personal delivery, via facsimile (upon receipt of confirmation of error-free transmission) or two business days following deposit of such notice with an internationally recognized courier service, with postage prepaid and addressed to each of the other parties thereunto entitled at the following addresses, or at such other addresses as a party may designate by five days advance written notice to each of the other parties hereto.

COMPANY:          Acclaim Entertainment, Inc.
                  One Acclaim Plaza
                  Glen Cove, New York 11542
                  ATTENTION: Gerard Agoglia
                  Chief Financial Officer
                  Tel.: (516) 656-5000
                  Fax:  (516) 656-2039

                  with a copy to:

                  Rosenman & Colin LLP
                  575 Madison Avenue
                  New York, NY  10022
                  ATTENTION:  Eric M. Lerner, Esq.
                  Tel.:  (212) 940-8800
                  Fax:  (212) 940-8776

PURCHASERS:       At the addresses set forth on the signature pages hereto.

                  (k) PURCHASER'S OBLIGATIONS. The obligations of each Purchaser hereunder is several and not joint with the obligations of any other Purchaser hereunder, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser hereunder. Nothing contained herein or in any other agreement or document delivered at the Closing, and no action taken by any Purchaser pursuant hereto or thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert with respect to such obligations or the transactions contemplated by this Agreement. Each Purchaser shall be entitled to protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.


12.      NON-DISCLOSURE.

                  The Purchasers acknowledge that the Company is a publicly-listed company and, as such, is subject to strict regulation governing the disclosure of information relating to corporate transactions. Except as required by law, without the prior written consent of the Company, the Purchasers will not directly or indirectly, make any public comment, statement or communication to any individual or entity with respect to, or otherwise disclose the existence of discussions regarding a possible transaction between the parties or any of the terms, conditions, or other aspects of this Agreement until such time as the transaction is completed, or any confidential information provided by the Company to the Purchasers. Further, the Purchasers acknowledge that they may not trade in the securities of the Company when they are in possession of material, non-public information and that they agree that they will not do so. The Purchasers will not use any confidential information provided by Company to the Purchasers for any purpose other than evaluating an investment by the Purchasers in the Shares. Confidential Information shall include all non-public information provided by the Company to the Purchasers, but shall not include information that (a) is now or subsequently becomes generally available to the public through no wrongful act or omission of the Purchasers, (b) the Purchasers can demonstrate to have had rightfully in their possession prior to disclosure to the Purchasers by the Company, and (c) the Purchasers rightfully obtain from a third party who has the right to transfer or disclose it. If the Purchasers are required by law to make any such disclosure, they shall first provide to the Company the content of the proposed disclosure, the reasons that such disclosure is required by law, and the time and place that the disclosure will be made.

                  IN WITNESS WHEREOF, this Share Purchase Agreement has been duly executed by each of the undersigned.

Dated:


COMPANY:

ACCLAIM ENTERTAINMENT, INC.


By: ___________________________________
Name:  Gerard F. Agoglia
Title: Executive Vice President
       and Chief Financial Officer


PURCHASER:




By: ___________________________________
Name:
Title:

PURCHASER:




By: ___________________________________
Name:
Title:

PURCHASER:




By: ___________________________________
Name:
Title: